LEASE AGREEMENT- 7246 SHARON DR. #R SAN JOSE, CALIFORNIA

This lease agreement, made this 10th day of October 2007 by and between the Paul Garcia as Trustee for the Paul Garcia Living Trust, dated January 11, 1974(hereinafter referred to as the lessor) and Fuqi International, Inc.represented by Addy Fong as Vice President (referred to as lessee). 1. LEASED PREMISES Lessor, in consideration of the rents and covenants hereinafter mentioned does hereby lease unto lessee, and lessee does hereby take from lessor the following described premises, situated in the County of Santa Clara, and State of California, described as follows: Those certain premises outlined in Exhibit "B" attached hereto and made a part of this lease and located at 7246 Sharon Drive Unit "R" City of San Jose, Calif. 95129. Unit "R" consist of approximately three hundred seventy eight rentable square feet, allocating a load factor of 12%. Commencement date for monthly rental agreement is 10/10/2007 and terminates 10/31/2009. Rent is prorated so that monthly rent falls on the first day of the month.

2.. LEASE OPTION Lessee has the option to renew this lease for an additional term of (1)One year by giving lessor a written notice of intent to renew lease thirty days(30) prior to expiration of this lease. Renewal shall be a fair market value determined by the Cost of Living Adjustment over the most recent 12 month period as published by the U. S. Department of labor for the San Francisco-Oakland-San Jose region, but increase in rent shall be not less then 5% per annum.

3. LEASE RENT Lessee agrees to pay to lessor as monthly rent the amount of Seven Hundred Twenty and N0/100's($720.00) U.S. Dollars. Rent to be adjusted on a pro-rata basis should the term of this lease commence on a day other the first day of a month, or terminate on the day other then the last day of a month. Monthly rent shall increase every 12 months by not more than 5% per annum (applicable only if lease for more than one year).

4.. LATE RENT If any installment of rent is past due, then, after a **five day grace period**, lessor has the right to collect a charge equal to **TEN PER CENT(10%)** of all monthly rent then due. If lessee shall fail to pay any rent or additional rent when due, the amount of such rent or additional rent shall bear interest a the rate of **Twelve (12%)** per annum or the maximum rate permitted by law, whichever is more, from the due date until paid.

5. SECURITY DEPOSIT Upon the execution of this lease, lessee will deposit with lessor the sum of SEVEN HUNDRED TWENTY AND 00/100's($720.00) U.S. Dollars. Said deposit shall be held by lessor, without interest, as security for the faithful performance by lessee of all of the terms, covenants, and conditions of this lease, and lessor's obligation respecting the deposit is that of debtor not a trustee, and the fund may be commingled. If lessee fails to keep and perform any of such terms, covenants and conditions, then the lessor at his option may apply said entire deposit, or so much thereof as necessary to compensate the lessor for all loss or damage sustained by lessor due to such breach. Lessee shall upon written demand of lessor, within five days(5)remit to lessor sufficient cash to restore said security to the original sum deposited. Should lessee comply with all of said terms, covenants and conditions, and promptly pay all of the rental herein provided for as it
falls due, all of said deposit, with exception of the sum of $75.00 Dollars (SEVENTY FIVE and NO/100's dollars) which shall be retained by lessor as a non-refundable cleaning deposit. Balance of deposit to be returned to lessee within 10 (Ten) days from date that property is vacated.

6. QUIET POSSESSION Lessor does covenant that the lessee, on paying the rent and performing the covenants herein mentioned, shall and may peaceable and quietly have, hold and enjoy the leased premises for the entire term hereof.

7. SURRENDER OF PREMISES Lessee will at the expiration of this lease, remove all of its personal property and equipment from the leased premises and will quietly yield and surrender the leased premises to the lessor in as good as condition as the leased premises were in when it took them, normal wear and tear and damage from the elements excepted.

8. HOLD-OVER TENANCY In the event lessee remains in possession of the leased premises after the expiration of this lease and without execution of a new lease, it shall be deemed to be occupying the leased premises as a tenant from month-to-month only, upon the same terms and conditions contained herein, insofar as the same terms are applicable to a month-to-month tenancy, and a rent equal to one hundred and twenty-five percent(125%) of all monthly sums charged and owing during the previous thirty(30)day period.

9. ASSIGNMENT OR SUBLEASE Lessee s agrees not to assign this lease, or any part thereof, without the approval and written consent by the lessor.

10. CONSTRUCTION Lessor agrees to provide and maintain the leased premises with accessibility and facilities in compliance with all applicable laws, rules, ordinances and regulations having jurisdiction and authority in connection with said property, Prior to final acceptance and tender of possession lessor will obtain any certificate of occupancy which may be required by authorities having jurisdiction.

11. UTILITIES AND SERVICES Lessor agrees to provide, at his cost, to the leased premises heat and air conditioning during the appropriate seasons for the lessee's comfortable use thereof, air quality commensurate with the office activities being conducted therein, electricity for normal office use, water and sewer services (as appropriate), custodial services and supplies(two days per week), trash removal, and repairs and maintenance(exclusive of repairs necessitated by the lessee's misuse or abuse of the facilities and repairs to the lessee's personal property, equipment and trade fixtures). The lessor will also provide all building repairs and maintenance (including but not limited to repairs of the building, heating, electrical, ventilating, plumbing, and air conditioning systems and maintenance to building common areas), and will pay the costs of utilities and other services for all building common areas. The lessee will reimburse the lessor for the costs of repairs to the leased premises necessitated by the its misuse or abuse of said premises..Lessor shall have the right to install, maintain use, repair and replace pipes, ducts, conduits, and wires leading through the leased premises and serving other parts of the building, provided that such work will be accomplished in a manner that will not unduly interfere with lessee's use of the leased premises.

12. RIGHT OF ENTRY Lessor shall have the right to enter the leased premises during all (prearranged)business hours for the purposes of inspecting the same or making repairs, additions or for the purposes of exhibiting said premises to prospective tenants, purchasers and others, provided such entry does not unduly interfere with lessee's use of the leased premises. This paragraph shall not limit lessor's right of entry at anytime, if, in lessor's opinion an emergency exists which pertains to safety and/or damage to the building.

13. CARE OF PREMISES During the term of this lease agreement, lessee shall comply with all applicable laws pertaining its use of the leased premises.

The lessee shall keep said premises in good, clean condition, during the entire term hereof(subject to the lessor's maintenance and operational obligations specified in Article 11 herein).

14. USE The lessee will use the leased premises for office and related purposes to his business only and will make no other use of said premises without the lessor's prior written consent, which shall not be unreasonably withheld.

15. LIABILITY The lessee agrees to hold the lessor harmless and indemnify him from liability for claims for bodily(or personal) injury or property damage resulting from the lessee's use of the leased premises, unless such injury or damage is the result of the negligence of the lessor. The lessor agrees to hold the lessee harmless and indemnify him from liability for the claims for bodily(or personal) injury or property damage occurring on or about the leased premises or building, unless such injury or damage is the result of the negligence of the lessor. Both Parties agree to purchase and maintain in full force during the entire term hereof a policy of commercial General Liability Insurance in an amount not less then $1,000,000.00(One Million) combined single limit (CSL) bodily injury(including personal injury) and property damage liability, including contractual liability specifically covering that party's obligations under the above hold harmless and indemnification agreement. The lessor shall insure the building in such amount and form as lessor may desire, The lessor and lessee shall each insure their own personal property in such amount and form as that party may desire.

16. TAXES AND ASSESSMENTS The lessor will pay when due all real estate taxes and assessments levied against the leased premises as well as any rental or sales tax payable, now on in the future, to any taxing authority as a result of the rental payable under this lease.

17. OPERATING EXPENSES (FOR UTILITIES ONLY)NOT APPLICABLE FOR THIS LEASE
Lessee agrees to pay lessor upon demand during the term of this lease and subject to the limitation as hereinafter set forth, in addition to the rentals specified in section 4 hereof, as further additional rent, a proportion of any increases in all operating expenses, hereinafter defined, and occurring within the area as shown on the attached Exhibit "B"" over and above such costs for the calendar year ending December 31, 1995(hereinafter referred to as the "Base Year"). Said proportion under this lease, lessor and lessee hereby agree shall be .08% of all operating costs, said proportion being Approximately similar to lessee's proportionate share of renewable area within the building. Said proportionate share of operating expenses shall be paid to lessor, or lessor agent (a)upon presentation of invoice from lessor or lessor's agent setting forth such pro-rata share of said operating expenses and/or (b) at the option of lessor, paid to lessor monthly, In advance, lessee's pro rata share of an amount estimated by lessor to be lessor's approximate monthly expenditure for such operating expenses, which estimated amount shall be reconciled at the end of each calendar year as compared with lessor's actual expenditure for said operating expenses, with lessee paying to lessor, upon demand, any amount of actual expenses expended by lessor in excess of said estimated amount, or lessor refunding to lessee any amount o estimated payments made by lessee in excess of lessor's actual expenditures for said operating expenses. it is understood and agreed that lessee's obligation under this paragraph will be prorated to reflect the commencement and termination dates of this lease

For purposes of this section 17, "operating expenses" shall mean the total cost and expense incurred in operating and maintaining the building of which the leased premises are a part, and adjacent common area actually used, or available for use, by lessee and employees, agents, servants customers and other

invitees of lessee, specifically including without limitation: (a)gardening and landscaping; (b) costs of public liability and property damage insurance including extended coverage, earthquake and flood insurance, and such other endorsements covering hazards normally insured by commercial property owners; (c)repairs; (d)line painting; (e)lighting;(f)signing;(sanitary control; (h)supplies; (i)removal of trash, rubbish, garbage and other refuse; (i) security services; (k) reasonable reserves for replacements and repairs; (l)the cost of any capital improvement made to structures or added to the common area due to governmental requirements amortized over a
reasonable period with interest at ten percent (10%) per annum on the unamortized cost; (m) management; (n) bookkeeping; and (o) the cost of personnel to implement such services and to direct parking and otherwise regulate, maintain and repair the building(s)and the common facilities; (p) utilities; (q)janitorial, heating, ventilating and air conditioning services; (r) increased interest expense caused by rate increases on lessor's debt service; (s) wages, salaries, fringe benefits and payroll burden of employees; (t)project office rent or rental value; (u) depreciation on personal property; and (v) the cost of capital improvements to the building or common areas anticipated to due other operating costs. "Common facilities" shall mean all areas, spaces, equipment and special services provided by lessor for the common joint use or benefit of the occupants of the buildings, their employees, agents and customers, including without limitation, parking areas, driveways, landscaped areas, sidewalks, rest rooms retaining walls, etc.Within ninety (90) days after each calendar year(hereinafter "comparison year" following the base year, or within a reasonable time thereafter, lessor shall furnish to lessee a written notice together with reasonable evidence indicating the increase of operating expenses, for such comparison year as computed by comparison with the base year, and lessee's proportional share of such increase(as defined above)then due. Within thirty (30) days of delivery of said notice to lessee for such comparison year less credit for any estimated increases paid. In addition, said amount of increase shall be used as an estimated increase for the then current year, and this amount shall be divided into twelve (12) equal monthly installments and lessee shall pay to lessor, concurrently with the regular monthly rent payment next due following the delivery to lessee of said notice, an amount equal to one (10 monthly installment multiplied by the number of months from January in the calendar year in which said notice is submitted to the month of such payment, both months inclusive. Subsequent installments shall be payable concurrently with the regular monthly rent payments for the balance
of that calendar year and shall continue until the next comparison year's notice is delivered, If in any comparison year, the lessees proportional share amount of operating expenses be less than the preceding year, any overpayment made by lessee on the monthly installment basis provided above shall be credited towards the next monthly rent falling due and the estimated monthly installments of operating expenses to be paid shall be adjusted to reflect such lower operating expenses for the most recent comparison year. Even though the term has expired and lessee has vacated the premises, when the final determination is made of lessee's share of operating expenses for the year in which the lease terminates, lessee shall pay any increase due over the estimated expenses paid. Any overpayment made in the event said operating expenses decrease shall be rebated by lessor to lessee. Notice of such increase due or overpayment made shall be delivered to lessee by lessor as soon as determined and payment or rebate shall be paid within ten (10 days thereafter. Notwithstanding anything contained in this section, the rental payable to lessor shall in no event be less then rent specified in section 4 hereinabove.

18. EMINENT DOMAIN In the event a public authority shall take any part of the leased premises or common area so as to make the premises unsuitable for is intended use in the sole judgment and opinion of lessee, lessee may, at its option, terminate this lease effective the date of taking. In the event the entire premises is taken, this lease shall automatically terminate.

19. DAMAGE In the event the building is damaged or destroyed by fire or other casualty so as to render the leased premises untenantable, either the lessor or the lessee may terminate this lease upon written notice to the other party hereto given within thirty(30) days of such damage or destruction. In the event that this leased premises is damaged or destroyed, and the lease is not terminated, then the lessor shall rebuild and restore the leased premises to the condition which existed immediately prior to such damage or destruction, using reasonable diligence to accomplish said restoration. Rent during the restoration period shall abate for any portion of the leased premises which is unusable to the tenant.

20. DEFAULT In the event of default of any term or condition contained herein, the defaulting party shall be entitled to a thirty day written notice specifying the nature of the default. In the event the default is not corrected within said thirty (30) day period, or a cure commenced or the default requiring more then thirty(30) days to cure with the defaulting party diligently pursuing correction, the non-defaulting party may elect to (1) terminate this lease immediately and the obligations of that party as specified herein shall thereupon cease or (2) wherein the default can be cured by the expenditure of money may, but without obligation, and without limiting any other remedies which it may have by reason of such default, cure the default, charge the cost thereof to the defaulting party and the defaulting party shall pay the same forthwith upon demand.

21. REMEDIES CUMULATIVE-WAIVER OF RIGHTS All remedies herein-before and hereafter conferred on lessor lessee shall be deemed cumulative and no one exclusive of the other, or of any other remedy conferred by law or in equity. The failure of either party to insist in any one or more cases upon the strict performance of any of the covenants of this lease or to exercise any option herein contained shall not be construed as a waiver or relinquishment for the future of such covenant or option. Receipt by lessor rent due thereunder with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach. No waiver by lessor or lessee of any of the provisions of this lease shall be deemed to have been made unless expressed in writing and signed by the party expressing such waiver.

22. ALTERATIONS The lessee shall make no change, alteration, modification or addition to the leased premises, including painting or installing vending machines or signs, without the prior written consent of the lessor, which shall not be unreasonably withheld. (If agreement cannot be made between lessor and lessee, as to what constitutes "reasonableness", than both parties agree to binding arbitration with an Arbitrator acceptable to both parties, costs of which shall be divided evenly between lessor and lessee). The lessee shall keep the leased premises free of any and all uncontested mechanics, materialmen's and other liens arising out of any work, labor done, services performed, or materials furnished for the lessee or claimed to have been so furnished during the term of this lease. The lessor agrees to indemnify the lessee against the leased premises as a result of the improvements to said premises ordered by the lessor prior to commencement of this lease.

23. SIGNS Lessor shall provide directory in the common area at both entries identifying the lessee's leased premises with the building: Lessee to pay the cost of sign attaching to entry door to lessee's premises. Door sign to be identical to other tenants door signs now being used through-out the building.

24. NOTICES Official notices required under any provision of this lease shall be writing and delivered by registered or certified mail directed as follows:

Lessor: Paul Garcia, Trustee

San Jose, Calif. 95156
P.O. Box 3184
Ph. #408-259-3600 Fx408-259-3605

Lessee: Fuqi International, Inc.

Addy Fong - Vice President
12897 Regan Lane.(.Ph. 408-476-7139)
Saratoga, CA 95070

RELATIONSHIP OF THE PARTIES. Nothing contained in this lease shall be deemed or construed by the parties hereto or by a third party to create the relationship of principal and agent or of a partnership or of a joint venture or of any association whatsoever between lessor and lessee, it being expressly understood and agreed that neither the method of computation of rent nor any other provisions contained in the lease nor any act or acts of the parties hereto shall be deemed to create any relationship other than landlord and tenant.

26. AMENDMENTS There are no understandings or agreements not incorporated into this lease agreement. All amendments to this lease agreement shall be only upon mutual agreement of the parties hereto, evidence in writing and signed by the parties, and incorporated into this lease agreement by reference.

27. PARTIES BOUND This lease agreement shall inure to the and bind the successors and assigns of the parties hereto.

28. BROKERAGE COMMISSIONS. Lessee represents and warrants that lessee has dealt with no broker, agent or other person in connection with this transaction other than PAUL GARCIA, the owner of the property and lessee agrees to indemnify and hold lessor harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with lessee with regard to this leasing transaction. The provisions of this paragraph shall service the termination of this lease.

29. HAZARDOUS SUBSTANCES. Without lessors advance written consent, lessee shall not knowingly bring, use or permit upon the leased premises, temporarily or otherwise, or generate at or emit any toxic or hazardous substances, including without limitation, substances or materials which are listed on any of the environmental protection Agency's lists of hazardous wastes or identified in any statute or regulation of the State of California dealing with hazardous wastes as the same may be amended from time to time. Notwithstanding lessor's consent, lessee shall comply, at its sole cost, with all laws pertaining to and shall indemnify and hold lessor harmless from any claims, liabilities, costs, or expenses incurred or suffered by lessor arising from such bringing, using, permitting, generating, or emitting or disposing. Lessee's indemnification and hold harmless obligations include without limitation, (1) claims, liabilities, costs or expense resulting from or based upon administrative judicial(civil or criminal) action brought by any private
or public person under common law or under any federal, state, county or municipal law, ordinance or regulation,(ii) claims, liabilities, costs or expenses pertaining to the cleanup or containment of wastes, the identification of the pollutants or the waste , the identification of scope of any environmental contamination, the removal of pollutants from soils, riverbeds or aquifer, the provision of an alternative public drinking water source, or the long term monitoring of ground water and surface water, and (III) all costs of defending such claims.

INITIALS-LESSOR(PG) INITIALS-LESSEE( )

The parties hereto have executed this lease at the place and on the dates specified immediately adjacent to their respective signatures.

This lease has been prepared for submission to your attorney for approval. No representation or recommendation is made by the lessor or the owner as to the legal sufficiency, legal effect or tax consequences of this lease or the transaction relating thereto.

Paul Garcia-Trustee	Fuqi International, Inc.
By	
Paul Garcia-Trustee	Addy Fong - Vice President
Dated 10/10/07	Dated 10/10/07